Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Alliance BioEnergy Plus, Inc. on Form 10 (File No. XXX-XXXXXX) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated January 5, 2021, with respect to our audit of the consolidated financial statements of Alliance BioEnergy Plus, Inc. and Subsidiaries as of December 31, 2019 and 2018 and for the years then ended, which report is included in this Registration Statement on Form 10 of Alliance BioEnergy Plus, Inc. for the years ended December 31, 2019 and 2018 and to the reference to us under the caption “Experts”.

/s/ Prager Metis CPA’s LLC

Hackensack, New Jersey

January 5, 2021